Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to Item #15, the additional answers are as follows:

Item 15 Additional Sub-custodians:


     Deutsche Bank AG Netherlands (Via Paris), Paris, France Deutsche Bank AG, Seoul, Republic of Korea
     Deutsche Bank AG, Amsterdam, Netherlands
     Citibank, N.A., San Juan, Puerto Rico
     United Overseas Bank Limited, Singapore, Singapore Nedbank Limited, Braamfontein, South Africa
     Barclays Bank of Uganda Limited, Kampala, Uganda
     HVB Bank Serbia and Montenegro a.d., Belgrade, Serbia Skandinaviska Enskilda Banken AB, Copenhagen, Denmark




Type of Custody:  Foreign Custodian Rule 17f-5